Exhibit 99.1

Argo Group announces board retirements

HAMILTON, Bermuda – March 25, 2021 – Argo Group International Holdings, Ltd. (NYSE: ARGO) (“Argo” or “the company”), an underwriter of specialty insurance, today announced the retirements of Kathleen Nealon and John Tonelli from the board of directors effective immediately following the company’s Annual General Meeting scheduled for May 6, 2021. Following this meeting, the size of company’s board will be reduced to 9 directors.

“On behalf of the entire board, I would like to thank Kate and John for their tenure,” said Thomas A. Bradley, Argo Group’s Non-Executive Chairman of the Board. “The company has grown and evolved into a much stronger U.S.-focused specialty insurer under their direction. We appreciate their leadership, commitment and contributions to positioning this company for future success.”

Nealon joined the board in 2011 and serves on the Audit and Risk & Capital Committees. Tonelli joined the board in 2010 and serves as the Investment Committee chair and as a member of the Nominating and Corporate Governance Committee.

For more information concerning the company’s Annual General Meeting, please refer to Argo’s Proxy Statement available on the company’s website at www.argogroup.com.

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ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings Ltd. (NYSE: ARGO) is an underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo and its insurance subsidiaries are rated ’A-’ by Standard and Poor’s. Argo’s insurance subsidiaries are rated ’A-’ by A.M. Best. More information on Argo and its subsidiaries is available at www.argogroup.com.

Contacts

Investors:

Brett Shirreffs

Head of Investor Relations

212-607-8830

brett.shirreffs@argogroupus.com

Media:

David Snowden

Senior Vice President, Group Communications

210-321-2104

david.snowden@argogroupus.com